                                                                   EXHIBIT(k)(6)

                                                          FORM OF FUND INDEMNITY
                                                                       AGREEMENT

                            FUND INDEMNITY AGREEMENT

         Agreement dated as of March __, 1997 among Cherrywood Holdings, Inc. and Vernon Investors, L.L.C. (each a "Contracting Stockholder" and, collectively, the "Contracting Stockholders"), Merrill Lynch & Co., Inc. ("Merrill Lynch") and Nextel STRYPES Trust (such trust and the trustees thereof acting in their capacity as such being referred to herein as the "Trust").

         WHEREAS, the Trust is a trust formed under the laws of the State of Delaware pursuant to a Trust Agreement dated as of October 25, 1995, as amended and restated as of February 27, 1997 (the "Trust Agreement"); and

         WHEREAS, the Contracting Stockholders and Merrill Lynch desire to make provision for the payment of certain indemnification expenses of the Trust;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

         1. DEFINITIONS. Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Trust Agreement.

         2. AGREEMENT TO PAY EXPENSES. Merrill Lynch agrees to pay to the Trust, and hold the Trust harmless from, any expenses of the Trust arising under Sections 2.2(g) and 6.6 of the Administration Agreement, Section 15 of the Custodian Agreement, Section 5.4(b) of the Paying Agent Agreement and Section
7.6 of the Trust Agreement (collectively, "Indemnification Expenses"). Notwithstanding the foregoing, it is understood that (i) Merrill Lynch shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) and (ii) Merrill Lynch shall not be liable for any settlement of any proceeding effected without the written consent of Merrill Lynch and each Contracting Stockholder, but if settled with such consent or if there be a final judgment for the Claimant, Merrill Lynch agrees to indemnify the Trustees and the Trust from and against any loss or liability by reason of such settlement or judgment. Payment hereunder by Merrill Lynch shall be made in New York Clearing House (next-day) funds no later than five Business Days after the receipt by Merrill Lynch, pursuant to paragraph 4 hereof, of written notice of any claim for Indemnification Expenses.

         3. AGREEMENT TO REIMBURSE FOR PAYMENTS MADE. The Contracting Stockholders jointly and severally agree to reimburse Merrill Lynch from time to time for the amount of any Indemnification Expenses paid by Merrill Lynch pursuant to paragraph 2 hereof. Merrill Lynch shall be reimbursed for any such Indemnification Expenses in New York Clearing House (next-day) funds no later than five Business Days after the receipt by the Contracting Stockholders, pursuant to paragraph 4 hereof, of written notice of any claim for Indemnification Expenses.

         4. NOTICE OF RECEIPT OF CLAIM. The Trust shall give notice to, or cause notice to be given to, Merrill Lynch and each Contracting Stockholder in writing of any claim for Indemnification Expenses or any threatened claim for Indemnification Expenses immediately upon the Trust acquiring knowledge thereof. Such written notice to Merrill Lynch shall be accompanied by any demand, bill, invoice or other communication received from any third party claimant (a "Claimant") in respect of such Indemnification Expense.

         5. STATEMENTS AND REPORTS. The Trust shall collect and safekeep all demands, bills, invoices or other written communications received from third parties in connection with any claim for Indemnification Expenses and shall prepare and maintain adequate books and records showing all receipts and disbursements of funds in connection therewith. Merrill Lynch and each Contracting Stockholder shall have the right to inspect and to copy, at its expense, all such documents, books and records at all reasonable times and from time to time during the term of this Agreement.

         6. TERM OF CONTRACT. This Agreement shall continue in effect until the termination of the Trust in accordance with Section 8.3 of the Trust Agreement.

         7. NO ASSIGNMENT. No party to this Agreement may assign its rights or delegate its duties hereunder without the prior written consent of the other parties, except that the Trust may delegate any and all duties hereunder to the Administrator to the extent permitted by law.

         8. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the matters contained herein and supersedes all prior agreements or understandings. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and is signed by all parties to this Agreement.

         9. NOTICES. All notices, demands, reports, statements, approvals or consents given by any party under this Agreement shall be in writing and shall be delivered in person or by telecopy or other facsimile communication or sent by first-class U.S. mail, registered or certified, postage prepaid, to the appropriate party at its address on the signature pages hereof or at such other address subsequently notified to the other parties hereto. A copy of any communication to Merrill Lynch shall be furnished to Brown & Wood LLP, One World Trade Center, New York, New York 10048, Attention: Norman D. Slonaker, Esq., provided that the failure to furnish such copy shall not affect the effectiveness of any such communication. Any party may change its address for purposes hereof by delivering a written notice of the change to the other parties. All notices, given under this Agreement shall be deemed received (a) in the case of hand delivery, on the day of delivery, (b) in the case of telecopy or other facsimile communication, on the day of transmission, and (c) in the case of mailing, on the third day after such notice was deposited in the mail.

         10. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such State.

         12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives the date first above written.


MERRILL LYNCH & CO., INC.

                                                    World Financial Center
                                                    North Tower
By____________________________________              New York, New York 10281
Name:                                               Telecopier: (212)__________
Title:



NEXTEL STRYPES TRUST
                                                    c/o Puglisi & Associates
                                                    850 Library Avenue
______________________________________              Suite 204
Donald J. Puglisi, as Managing Trustee              Newark, Delaware  19715
                                                    Telecopier:  (302) 738-7210


CHERRYWOOD HOLDINGS, INC.
                                                    c/o Telcom Ventures, L.L.C.
                                                    2300 Clarendon Boulevard
By____________________________________              Suite 800
  Name:                                             Arlington, Virginia  22201
  Title:                                            Telecopier:


VERNON INVESTORS, L.L.C.
                                                     c/o Telcom Ventures, L.L.C.
                                                     2300 Clarendon Boulevard
By____________________________________               Suite 800
  Name:                                              Arlington, Virginia  22201
  Title:                                             Telecopier: